Exhibit 99.1

Contacts:
Jeff Walraven	Tripp Sullivan
EVP & Chief Financial Officer	SCR Partners
(615) 627-4712	(615) 760-1104 IR@medequities.com

MEDEQUITIES REALTY TRUST REPORTS THIRD QUARTER 2017 RESULTS

NASHVILLE, Tenn., November 7, 2017 – MedEquities Realty Trust, Inc. (NYSE: MRT) (the “Company”) today announced its consolidated financial results for the quarter ended September 30, 2017 and other recent developments. A comparison of the reported amounts per share for the third quarter of 2017 to prior-year periods has been affected by an increase in the common stock outstanding resulting from the completion of, and the use of proceeds from, the Company’s initial public offering (the “IPO") in October 2016, as discussed below.

Highlights

•

Closed on the acquisition of six facilities and funding of one new mortgage note receivable for aggregate new investments of $46.7 million at a weighted average initial yield of approximately 9.0% in three separate transactions during the third quarter of 2017.

•	Originated a construction mortgage note receivable with a total funding commitment of $6.0 million in October 2017 secured by a behavioral health facility under development.
•

Exercised in November 2017 the option to purchase for $17.5 million an acute care hospital in Houston, Texas that currently serves as collateral for a $12.5 million mortgage note receivable, which will be applied to the purchase price along with an additional $5.0 million in cash consideration.

•

Reported results for the third quarter of 2017 attributable to common stockholders of net income of $0.17 per diluted common share and Funds from Operations (“FFO”) and Adjusted FFO (“AFFO”) of $0.29 per diluted common share.

•

Updated guidance for 2017 results attributable to common stockholders of net income of $0.64 to $0.65 per diluted common share, FFO of $1.11 to $1.13 per diluted common share and AFFO of $1.12 to $1.14 per diluted common share.

•	Declared a regular cash dividend of $0.21 per share for the third quarter of 2017.

John W. McRoberts, the Company’s Chief Executive Officer and Chairman, noted, “We have maintained an active investment pace since mid-year with a further expansion into the behavioral health space and additional commitments to existing operators. This activity has positioned us to deliver on our financial outlook for the year. While the impact from the hurricane in Texas delayed some of the more immediate investments planned for the quarter, we expect to reach our investment goals by year end with opportunities in both the acute and post-acute sectors.”

Financial Results for the Third Quarter of 2017

The completion of the IPO in October 2016 provided the Company with a meaningfully different and simplified capital structure compared to the prior-year periods.  The IPO net proceeds were used to redeem all outstanding preferred stock, including a $6.3 million redemption premium, and pay down borrowings on the Company’s secured credit facility.

The Company believes the use of IPO proceeds and related higher share count, combined with the impact from the replacement of the tenant at Lakeway Hospital with Baylor Scott & White Health effective September 1, 2016, makes year-over-year comparisons less meaningful, particularly on a per share basis.

Net income attributable to common stockholders for the quarter ended September 30, 2017 was $5.3 million, or $0.17 per diluted common share, compared with net income attributable to common stockholders of $1.4 million, or $0.12 per diluted common share, for the same period in 2016.  Consolidated total revenues for the quarter ended September 30, 2017 were $15.8 million, compared with $13.8 million for the same period in 2016. Total revenues for the quarter ended September 30, 2017 increased approximately $1.3 million as a result of the Company’s real estate investment activities since the end of the third quarter of 2016.  Total revenues were also favorably impacted by $0.4 million in additional rental income related to the Fundamental Healthcare lease modifications that occurred in the second quarter of 2017 and $0.3 million of additional straight-line rent revenue recognized under the current lease at Lakeway Hospital.

FFO for the quarter ended September 30, 2017 was $9.2 million, or $0.29 per diluted common share, compared with $5.0 million, or $0.45 per diluted common share, for the same period in 2016. The $4.2 million increase is primarily the result of higher total revenues of $1.8 million, a decrease in interest expense of $0.7 million and the elimination of $2.5 million of preferred stock dividends upon completion of the IPO, partially offset by an increase in general and administrative expenses of $0.6 million.

AFFO for the quarter ended September 30, 2017 was $9.0 million, or $0.29 per diluted common share, compared with $5.2 million, or $0.47 per diluted share, for the same period in 2016, primarily as a result of the elimination of the preferred stock dividends, and an increase in total revenues, excluding the effects of straight-line rent, of $1.3 million.

Investment Activity

As of September 30, 2017, the Company had gross real estate investments totaling approximately $575.2 million, which was comprised of $546.0 million in 31 healthcare facilities and $29.2 million in three mortgage notes receivable collateralized by existing healthcare facilities and redevelopment real estate.

During the third quarter of 2017, the Company invested $46.7 million in the following transactions:

•

On July 31, 2017, the Company acquired two skilled nursing facilities totaling 160 beds in Indiana from Magnolia Health Systems for an aggregate purchase price of $15.0 million in cash. The Company leased Brookville Healthcare Center in Brookville, Indiana and Whitewater Commons Senior Living Center in Liberty, Indiana to Magnolia pursuant to a 15-year, triple-net master lease at an initial lease rate of 9.0% with annual escalators.

•

On August 1, 2017, the Company funded a $6.7 million mortgage note receivable to a subsidiary of Medistar Corporation, which is secured by land and an existing building in Webster, Texas.  Interest accrues at a rate of 10.0% per annum.  The borrower intends to redevelop the existing property into an integrated medical facility with approximately 48,000 rentable square feet with construction expected to commence in early 2018.  The Company may fund this redevelopment through a construction mortgage note receivable, which would replace the existing mortgage note receivable and may include an option to purchase the property upon satisfactory completion of the redevelopment.

•

On August 9, 2017, the Company acquired four behavioral health and substance abuse treatment facilities from subsidiaries of AAC Holdings, Inc. for an aggregate purchase price of $25.0 million in cash. The facilities are comprised of two standalone intensive outpatient treatment facilities in Las Vegas, Nevada and Arlington (Dallas), Texas; a 110-bed sober living facility in Las Vegas; and a 56-bed sober living facility in Arlington that is expected to expand to 131 beds in mid-2018. The Company leased these facilities to AAC pursuant to a 15-year, triple-net master lease at an initial lease rate of 8.75% with annual escalators.

Subsequent to the third quarter of 2017, the Company has invested or committed to invest approximately $11 million in the following transactions:

•

On October 10, 2017, the Company provided a commitment of up to $6.0 million at an interest rate of 8.25% to Sequel Youth and Family Services, a leading national provider of diversified behavioral health programs for children, adolescents and adults, to fund construction of a 63-bed, 28,000-square-foot residential treatment facility in Andersonville, Tennessee to replace an existing smaller facility in Norris, Tennessee. The commitment, of which $1.0 million was drawn at closing, is secured by a first mortgage on the new facility and a guarantee from the corporate parent. Construction is expected to be completed in the second half of 2018. Upon completion, the Company has the option to purchase the new facility in a sale-leaseback transaction pursuant to a 15-year triple-net master lease at an initial lease rate of 9.0%. MedEquities also has the exclusive right to make an offer on all future Sequel real estate transactions.

•

In November 2017, the Company exercised its option and has agreed to acquire a 23,300 square foot acute care hospital that currently serves as collateral for a $12.5 million interest-only mortgage loan, for a purchase price of approximately $17.5 million.  The purchase price will be satisfied by applying the $12.5 million aggregate principal amount outstanding on the mortgage note plus $5.0 million in cash consideration. This transaction is expected to close in the fourth quarter of 2017, subject to customary closing conditions. Upon closing, the Company will lease the property to AD Hospital East, LLC pursuant to a 15-year triple net lease with two ten-year renewal options at an initial yield of 9.6%, with annual rent escalators. The lease will contain certain operator and personal guarantees, which are subject to future reduction based on maintaining certain minimum financial covenants, and will be secured by certain additional assets related to the hospital owned by the guarantor.

Quarterly Distributions to Common Stockholders

On November 1, 2017, the Company’s Board of Directors declared a cash dividend of $0.21 per share for the third quarter of 2017, which equates to an annualized dividend of $0.84 per share. The dividend will be paid on November 29, 2017 to stockholders of record as of November 15, 2017.

Guidance for 2017

For the year ending December 31, 2017, the Company has updated its previously issued guidance range for net income attributable to common stockholders to $0.64 to $0.65 per diluted common share and for FFO ($1.11 to $1.13 per diluted common share) and AFFO ($1.12 to $1.14 per diluted common share).

A reconciliation of projected net income attributable to common stockholders per diluted share to projected FFO and AFFO per diluted share is provided as follows:

	Full Year
	2017 Range
	Low	High
Net income attributable to common stockholders	$0.64	$0.65
Add: Real estate depreciation & amortization, net of noncontrolling interest (1)	0.47	0.48
FFO attributable to common stockholders	1.11	1.13
Stock-based compensation expense	0.11	0.11
Deferred financing costs amortization	0.03	0.03
Straight-line rental income, net of noncontrolling interest	(0.15)	(0.15)
Other adjustments (2)	0.02	0.02
AFFO attributable to common stockholders	$1.12	$1.14

______________________________

(1) Includes $0.00 to $0.01 of real estate depreciation related to $80.5 million of assumed investments in the fourth quarter of 2017.

(2) Includes adjustments for non-real estate depreciation and straight-line rent expense.

The Company’s guidance for 2017 is based on the following assumptions:

•	Cash general and administrative expenses of $8.7 million to $8.9 million
•	Close a total of $150.0 million of investments in 2017
o	$69.6 million in investments were closed as of September 30, 2017

o	$80.5 million of investments are expected to close in the fourth quarter of 2017 with initial cash yields of 8.50% to 9.00%
o	Approximate per share impact of the $80.5 million of investments expected to close in the fourth quarter to each of net income, FFO and AFFO is $0.00 to $0.01
•	Interest expense of approximately $7.8 million to $8.1 million, including approximately $1.0 million in amortization of deferred financing costs
•	Weighted average diluted share count of 31.5 million

GruenePointe Holdings Update

The Company leases ten skilled nursing facilities (the “Texas SNF Portfolio”) to wholly owned subsidiaries of GruenePointe Holdings (collectively, the “GruenePointe Tenant”) pursuant to a triple-net master lease (the “Master Lease”), which is guaranteed by certain affiliates of the GruenePointe Tenant and is secured by certain collateral, each as further described below.  To date, the GruenePointe Tenant has made timely payments of monthly base rent and accounted for 24.1% of the Company’s consolidated total revenue for the nine months ended September 30, 2017.

While the GruenePointe Tenant has made timely all payments of monthly base rent, the Company has been monitoring a decline in the Texas SNF Portfolio rent coverage metrics throughout the first half of 2017.  With the finalization of its June 30, 2017 financial statement close processes, the GruenePointe Tenant was no longer in compliance with two financial covenants under the Master Lease—a minimum rent coverage ratio (aggregate EBITDAR to aggregate base rent of the GruenePointe Tenant) of 1.2 to 1.0 and a minimum fixed charge coverage ratio (aggregate EBITDAR to aggregate fixed charges of the GruenePointe Tenant) of 1.1 to 1.0, each of which is calculated on a trailing 12 month basis and reported one quarter in arrears and as such terms are defined in the Master Lease.  For the GruenePointe Tenant reporting period ended June 30, 2017, the rent and fixed charge coverage ratios were 1.06 to 1.0 and 0.90 to 1.0, respectively.  Rent coverage on an EBITDARM basis (which adds back to EBITDAR management fees that are contractually subordinated to rent payments) for the same reporting period was 1.36 to 1.0.

With the Company’s review of operational and statistical results in conjunction with management meetings with GruenePointe Holdings, GruenePointe Holdings advised the Company that the failure to comply with the two financial covenants was primarily a result of the following:

•

lower patient census attributable to regional executive management’s inconsistencies in the quality of care being delivered, resulting in lower CMS survey results in certain facilities and the disruption of certain referral patterns; and

•	higher than expected costs from purchased services, primarily in therapy and pharmacy, and in contracted nursing labor.

Management of GruenePointe Holdings has also advised the Company in connection with the Company’s monitoring activities that they have put in place and are executing upon a plan specifically to address each of these operational matters, including:

•

The appointment of a new executive management team at the management company and the replacement of local administrators, Directors of Nursing and other clinical personnel at certain facilities.  The Company believes that the new management team has renewed and increased its focus on delivering quality outcomes and is creating a supporting, fully accountable corporate culture across the operational platform.  These initial steps appear to be yielding improvements in the portfolio, as reflected by the following information provided by GruenePointe Holdings in connection with the Company’s monitoring activities:

o	based on preliminary data, occupancy in the third quarter of 2017 is expected to increase to 79.6%, up from a low of 78.1% in the second quarter of 2017;
o	the average number and the severity of survey deficiencies have declined in 2017 as compared to 2016;
o	avoidable re-hospitalizations have trended positively over the past 12 months;
o

within the CMS star rating system, the average quality rating for the Texas SNF Portfolio increased to 3.3 stars as of September 30, 2017, up from 2.7 stars as of March 31, 2017--management of GruenePointe Holdings has indicated that the reduction in the number and severity of deficiencies has helped drive better performance in the latest CMS surveys and that it expects additional improvements in the average CMS star ratings before the end of the year; and

o	most recently, one facility achieved a survey with zero deficiencies;
•	the consolidation of corporate administrative operations into a centrally located office in Dallas;
•	negotiation of pricing with service providers particularly within contracted services for therapy and pharmacy; and
•	reduction in the utilization of contracted nursing labor.

The Company will continue to closely monitor the GruenePointe Tenant’s ongoing operations and believes that the efforts taken by the new management team will lead to continued improvement in patient census and reduce operating costs and return the portfolio to compliance with our lease coverage covenants.

The Company expects to grant a temporary waiver to the GruenePointe Tenant with respect to these two financial covenants for approximately 12 to 18 months, subject to its compliance with certain terms and conditions and additional operational and financial reporting requirements, in order to allow the GruenePointe Tenant time to execute its plans to improve quality of care and operational results. To date, the GruenePointe Tenant has maintained compliance with all other covenants and provisions of the Master Lease.

The Master Lease is unconditionally guaranteed by GruenePointe Holdings and is guaranteed by an affiliate of OnPointe Health (a privately owned operator of post-acute facilities that is one of the owners of GruenePointe Holdings and manages the operations of the Texas SNF Portfolio) in an amount up to one year of its management fee received from the Texas SNF Portfolio. In addition, the Master Lease is personally guaranteed by certain other owners of GruenePointe Holdings in an amount up to $6.0 million and is further secured by (i) a first priority pledge and security interest in the equity interests in the GruenePointe Tenant and (ii) the assignment and pledge of substantially all of the assets of the GruenePointe Tenant. The Master Lease also requires the GruenePointe Tenant to maintain security deposits in an amount equal to two months of rent.

Earnings Conference Call and Webcast

The Company will host a conference call and live audio webcast, both open for the general public to hear, on November 8, 2017 at 8:00 a.m. Central Time. The number to call for this interactive teleconference is (412) 542-4116. A replay of the call will be available through November 15, 2017 by dialing (412) 317-0088 and entering the replay access code, 10112949.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at ir.medequities.com. The online replay will be available approximately one hour after the end of the call and archived for approximately twelve months.

About MedEquities Realty Trust, Inc.

MedEquities Realty Trust (NYSE: MRT) is a self-managed and self-administered real estate investment trust that invests in a diversified mix of healthcare properties and healthcare-related real estate debt investments. The Company’s management team has extensive industry experience in acquiring, owning, developing, financing, operating, leasing and monetizing many types of healthcare properties and portfolios. MedEquities’ strategy is to become an integral capital partner with high-quality and growth-oriented facility-based providers of healthcare services on a nationwide basis, primarily through net-leased real estate investment. For more information, please visit www.medequities.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements provide our current expectations or forecasts of future events and are not statements of historical fact. These forward-looking statements include information about the Company’s 2017 guidance and related assumptions, strategic plans and objectives, potential property acquisitions and investments, anticipated capital expenditures (and access to capital), amounts of anticipated cash distributions to our stockholders in the future, the ability of the GruenePointe Tenant to improve its operating results and return to compliance with financial covenants under the Master Lease and other matters. Words such as “anticipates,” “expects,” “intends,”

“plans,” “believes,” “seeks,” “estimates,” “will” and variations of these words and other similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and/or could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.  Forward-looking statements involve inherent uncertainty and may ultimately prove to be incorrect or false. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2017, and other documents filed by the Company with the SEC. You are cautioned to not place undue reliance on forward-looking statements. Except as otherwise may be required by law, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or actual operating results.

MedEquities Realty Trust, Inc.
Consolidated Balance Sheets
(in thousands, except per share amounts)

	September 30, 2017	December 31, 2016
	(unaudited)
Assets
Real estate properties
Land	$42,250	$39,584
Building and improvements	489,334	440,927
Intangible lease assets	11,387	11,387
Furniture, fixtures, and equipment	2,981	2,976
Less accumulated depreciation and amortization	(37,547)	(26,052)
Total real estate properties, net	508,405	468,822

Mortgage notes receivable, net	29,120	9,915
Cash and cash equivalents	7,264	9,509
Other assets, net	26,044	31,507
Total Assets	$570,833	$519,753

Liabilities and Equity
Liabilities
Debt, net	$206,782	$144,000
Accounts payable and accrued liabilities	6,376	15,244
Deferred revenue	2,040	2,251
Total liabilities	215,198	161,495

Commitments and contingencies
Equity
Common stock, $0.01 par value. Authorized 400,000 shares; 31,756 and 31,757 issued and outstanding at September 30, 2017 and December 31, 2016, respectively	314	314
Additional paid in capital	374,994	372,615
Dividends declared	(60,935)	(40,951)
Retained earnings	38,426	23,774
Accumulated other comprehensive loss	(8)	-
Total MedEquities Realty Trust, Inc. stockholders' equity	352,791	355,752
Noncontrolling interest	2,844	2,506
Total equity	355,635	358,258
Total Liabilities and Equity	$570,833	$519,753

MedEquities Realty Trust, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

Revenues
Rental income	$15,114	$13,603	$43,240	$34,561
Interest on mortgage notes receivable	644	231	1,606	689
Interest on notes receivable	8	11	27	36
Total revenues	15,766	13,845	44,873	35,286
Expenses
Depreciation and amortization	3,931	3,617	11,176	10,705
Property related	326	341	1,155	1,006
Acquisition related	33	29	362	488
Franchise, excise and other taxes	50	87	76	222
Bad debt expense	-	-	-	216
General and administrative	3,046	2,436	9,196	7,760
Total operating expenses	7,386	6,510	21,965	20,397
Operating income	8,380	7,335	22,908	14,889

Other income (expense)
Interest and other income	3	191	5	194
Interest expense	(2,117)	(2,792)	(5,440)	(9,143)
	(2,114)	(2,601)	(5,435)	(8,949)

Net income	$6,266	$4,734	$17,473	$5,940
Less: Preferred stock dividends	-	(2,464)	-	(7,394)
Less: Net (income) loss attributable to noncontrolling interest	(941)	(821)	(2,821)	665
Net income (loss) attributable to common stockholders	$5,325	$1,449	$14,652	$(789)

Net income (loss) attributable to common stockholders per share
Basic and diluted	$0.17	$0.12	$0.46	$(0.09)

Weighted average shares outstanding
Basic	31,467	10,964	31,429	10,961
Diluted	31,506	10,964	31,460	10,961

Dividends declared per common share	$0.21	$0.42	$0.63	$0.63

Non-GAAP Financial Measures

We consider the following non-GAAP financial measures useful to investors as key supplemental measures of our performance: funds from operations attributable to common stockholders (“FFO”) and adjusted fund from operations attributable to common stockholders (“AFFO”).

Funds from Operations

FFO is a non-GAAP measure used by many investors and analysts that follow the real estate industry. FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), represents net income (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairments of real estate assets, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Noncontrolling interest amounts represent adjustments to reflect only our share of depreciation and amortization. We compute FFO in accordance with NAREIT’s definition, which may differ from the methodology for calculating FFO, or similarly titled measures, used by other companies.

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company’s operations. We believe that the presentation of FFO provides useful information to investors regarding our operating performance by excluding the effect of real-estate related depreciation and amortization, gains or losses from sales for real estate, including impairments, extraordinary items and the portion of items related to unconsolidated entities, all of which are based on historical cost accounting, and that FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders.

Our calculation of FFO may not be comparable to measures calculated by other companies that do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. FFO should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

Adjusted Funds from Operations

AFFO is a non-GAAP measure used by many investors and analysts to measure a real estate company’s operating performance by removing the effect of items that do not reflect ongoing property operations.  To calculate AFFO, we further adjust FFO for certain items that are not added to net income in NAREIT’s definition of FFO, such as acquisition expenses, non-real estate-related depreciation and amortization (including amortization of lease incentives and tenant allowances), stock-based compensation expenses, and any other non-comparable or non-operating items, that do not relate to the operating performance of our properties.  To calculate AFFO, we also adjust FFO to remove the effect of straight-line rent revenue, which represents the recognition of net unbilled rental income expected to be collected in future periods of a lease agreement that exceeds the actual contractual rent due periodically from tenants for their use of the leased real estate under each lease. Noncontrolling interest amounts represent adjustments to reflect only our share of straight-line rent revenue.

Our calculation of AFFO may differ from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. AFFO should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

MedEquities Realty Trust, Inc.
Reconciliations of FFO and AFFO
(in thousands, except per share amounts)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Net income (loss) attributable to common stockholders	$5,325	$1,449	$14,652	$(789)
Real estate depreciation and amortization, net of noncontrolling interest	3,849	3,535	10,929	10,587
FFO attributable to common stockholders	9,174	4,984	25,581	9,798
Acquisition costs on completed acquisitions	-	-	-	18
Stock-based compensation expense	783	633	2,673	1,927
Deferred financing costs amortization	241	425	803	2,038
Non-real estate depreciation and amortization	136	138	422	156
Surety bond fee	-	(188)	-	(188)
Straight-line rent expense	39	41	118	124
Straight-line rent revenue, net of noncontrolling interest	(1,348)	(851)	(3,496)	1,260
AFFO attributable to common stockholders	$9,025	$5,182	$26,101	$15,133

Weighted average shares outstanding- earnings per share
Basic	31,467	10,964	31,429	10,961
Diluted	31,506	10,964	31,460	10,961

Net income (loss) attributable to common stockholders per share
Basic and diluted	$0.17	$0.12	$0.46	$(0.09)

Weighted average common shares outstanding- FFO and AFFO
Basic	31,467	10,964	31,429	10,961
Diluted	31,506	11,108	31,460	11,075

FFO per common share
Basic	$0.29	$0.45	$0.81	$0.89
Diluted	$0.29	$0.45	$0.81	$0.88

AFFO per common share
Basic	$0.29	$0.47	$0.83	$1.38
Diluted	$0.29	$0.47	$0.83	$1.37